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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   GEOCITIES



                                   ARTICLE I.

          The name of this Corporation shall be:  GeoCities


                                  ARTICLE II.

          The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901 and the name of the registered agent at that address is National Registered Agents, Inc.


                                  ARTICLE III.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                  ARTICLE IV.

          The name and mailing address of the incorporator of the Corporation is:

                                 Adrianne Furst
                                 Brobeck, Phleger & Harrison LLP
                                 38 Technology Drive
                                 Irvine, CA  92618-2301


                                   ARTICLE V.

          The Corporation is authorized to issue one class of stock designated "Common Stock." The total number of shares of Common Stock authorized to be issued is One Thousand (1,000) and each such share shall have a par value of $.001.
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                                  ARTICLE VI.

          A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporation action further eliminating or limiting the personal liability of directors then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

          THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation to do business both within and without the State of Delaware and in pursuance of the General Corporation Law of Delaware, does make and file this Certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set her hand this 29th day of May 1998.



                                 /s/ Adrianne Furst
                                 Adrianne Furst
                                 Incorporator

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